Exhibit 10.14

THE PEOPLE’S UNITED BANK

ENHANCED SENIOR PENSION PLAN

FIRST AMENDMENT AND RESTATEMENT

People’s United Bank, a federally chartered savings bank (the “Bank”), hereby amends and restates the People’s United Bank Enhanced Senior Pension Plan (the “Plan”) as of January 1, 2008 except as otherwise provided herein.

ARTICLE I

BACKGROUND

The Plan was established by the Bank (then called People’s Bank) as of January 1, 1997. As of that date the Bank maintained a defined benefit retirement plan now known as The People’s United Bank Employees’ Retirement Plan (the “ERP”) which covered all employees of the Bank meeting certain eligibility requirements. In addition, the Bank maintained a non-qualified defined benefit retirement plan now known as the First Amended and Restated People’s United Bank Cap Excess Plan (the “Cap Excess Plan”) which provided supplemental benefits to a select group of employees.

The purpose of the Plan is to provide enhanced retirement and death benefits to a select group of management and highly paid employees of the Bank who have attained age fifty (50) or older and former employees entitled to benefits under a predecessor Plan (the “SRP”). Benefits provided under this Plan are in addition to those available to Plan participants under the ERP and/or the Cap Excess Plan.

Individuals initially employed by the Bank on or after August 14, 2006 are not eligible to participate in the ERP. Consequently, such individuals are likewise not eligible to participate in the Plan. Individuals employed by the Bank prior to that date but who had not attained the Minimum Salary Grade (as defined herein) prior to March 1, 2008 are not eligible to participate in the Plan.

ARTICLE II

DEFINITIONS

Unless specifically provided otherwise, the terms used in this document shall have the same meaning as defined in the ERP. Further, the following terms shall have the following meanings for purposes of this document.

2.1. “Actuary” shall mean the actuary or actuarial firm retained by the Bank to perform actuarial valuations under this Plan or such other actuary who may pursuant to any provisions of the Trust Agreement be selected by the Trustee or the Advisory Committee.

2.2. “Advisory Committee” shall mean the Advisory Committee provided for by the provisions of Article XIII hereof.

2.3. “Beneficiary” shall mean any person entitled to receive benefits under this Plan as a result of a Participant’s death.

2.4. “Board” shall mean the Board of Directors of the Bank or any similar body carrying out the functions such body carried out as of January 1, 2008.

2.5. “Cap Excess Plan” shall mean the People’s United Bank Cap Excess Plan adopted by People’s Bank as of January 1, 1997, as it has been amended from time to time through January 1, 2008 and as it may be further amended on or after January 1, 2008.

2.6. “CEO” shall mean the Chief Executive Officer of the Bank or such officer or other person as may as of the time of reference have substantially the responsibilities and duties of the Chief Executive Officer of the Bank as of January 1, 2008.

2.6A “Change in Control Agreement” shall mean any agreement the consummation of which would result in the occurrence of a Change in Control.

2.7. “Change in Control” shall mean the occurrence of any of the following:

(a) The Board of Directors of the Bank or its Parent shall approve (i) a merger or consolidation (or series of mergers and consolidations) of the Bank or the Parent with any other corporation other than (A) a merger or consolidation (or series of mergers and consolidations) which would result in the voting stock (as described in paragraph (b) of this section) of the Bank or its Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting stock of the Bank or its Parent (or such surviving entity) outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Bank or its Parent (or similar transaction) in which no “person” (as defined in paragraph (b) of this section) acquires more than twenty percent (20%) of the combined voting power of the then outstanding securities of the Bank or its Parent, or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Bank or its Parent, or (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Bank;

(b) Any person (as such term is defined in Section 3(a)(9) and Section 13(d)(3) of the Exchange Act, corporation, or other entity (other than the Bank, its Parent, or any benefit plan, including, but not limited to, any employee stock ownership plan, sponsored by the Bank, its Parent, or any subsidiary) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing twenty percent (20%) or more of the combined voting power of the then outstanding securities of Bank or its Parent ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire such securities); or

(c) During any period of two consecutive calendar years, individuals who at the beginning of such period constitute the entire board of directors of the Bank or its Parent, and any new director (excluding a director designated by a person who has entered into an agreement with the Bank or its Parent to effect a transaction described in paragraph (a) or (b) of this section) whose election by the board or nomination for election by the shareholders of the Bank or its Parent was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, shall cease for any reason to constitute a majority thereof.

2.8. “Committee” shall mean the Human Resources Committee of the Board, or such other committee of the Board as may as of the time of reference have substantially the responsibilities and duties of the Human Resources Committee as of January 1, 2008.

2.9. “Code” shall mean the Internal Revenue Code of 1986 as it has been, or hereafter from time to time may be amended, and all reference to it or any provision thereof shall include any law which in the future may supersede it or such provision.

2.10. “Credited Service” shall mean Credited Service as computed in accordance with the provisions of Article XIV.

2.11. “Effective Date” shall mean January 1, 1997

2.12. [intentionally omitted]

2.13. “ERP” shall mean the People’s United Bank Employees’ Retirement Plan as it has been or hereafter from time to time may be amended.

2.14. A Participant’s “ERP Benefit” shall mean such Participant’s vested Accrued Annual Benefit in the Single Life Form calculated pursuant to Article V of the ERP, including the value of the Participant’s benefit assigned under a qualified domestic relations order described in Code Section 414(p), if applicable, provided, however, that there shall be excluded the amount of the pension supplement provided by provisions of Section 5.8 of the ERP.

2.14A. “Exchange Act” shall mean the Securities Exchange Act of 1934.

2.15. “Full Funding Amount” shall mean an amount which the Actuary calculates based on the best information available (including, when necessary, estimates and forecasts) to him to be equal to the present value of the total amount of all vested and unpaid benefits of all Participants (and their Beneficiaries) and all Beneficiaries of deceased Participants under this Plan and all vested and unpaid benefits under the Cap Excess Plan as of the valuation requirement date except those which, pursuant to the provisions of Section 5.2, are not payable from the Trust. For purposes of this Section 2.15, the “valuation requirement date” refers to the date of an actual Change in Control or the date which is reasonably selected during a Potential Change in Control Period by the Bank or the Trustee under the terms of the Trust as a likely date for an actual Change in Control to occur or, if such calculation is not on or after a Change in Control or during a Potential Change in Control Period, any date which is reasonable and convenient. In computing such vested benefits and such present value during a Potential Change in Control Period or after a Change in Control, there shall be included any Plan Benefits which would become vested by reason of any Change in Control or entry by Parent or Bank into a Change in Control Agreement. Calculations and recalculations of the Full Funding Amount (as described in Article VII of this Plan) shall assume that each Participant terminated employment as of the valuation requirement date of such calculation or recalculation. Present values and liabilities under the Plan shall be determined in a manner consistent with the assumptions applied in annual valuations of the ERP for purposes of funding requirements under the Act or if the ERP is no longer being so valued annually (by reason of its termination or otherwise), such assumptions which the CEO determines on the basis of advice from the Actuary would be so applied if the ERP were to be so valued. In computing the Full Funding Amount, there shall be added an amount equal to an amount calculated by the Trustee to be likely to be sufficient to provide for all expenses in administering and terminating the Trust and distributing benefits including any reasonable expenses of the Advisory Committee (if then existing), and any expenses of litigation or other assertion of claims which the Trustee deems to have a higher degree of probability than extremely remote, including (but not limited to) any such litigation or other assertion of claims which the Trustee may institute or assert against the Bank.

2.16. The Bank shall be considered “Insolvent” for purposes of this Plan if (i) the Bank is unable to pay its debts as they become due, or (ii) the Bank is subject to a pending proceeding as a debtor under the United States Bankruptcy Code, or (iii) the Bank is determined to be insolvent by the Office of Thrift Supervision, Federal Deposit Insurance Corporation, the Federal Reserve Bank, or any other federal or state authority having the power to act as or appoint a receiver or similar officer in the event it finds the Bank is insolvent.

2.17. “Interim Funding Amount” shall mean an amount which the Actuary calculates based on the best information available (including, when necessary, estimates and forecasts) to him to be equal to the present value of the total amount of any vested and unpaid benefits of (i) all Participants who are as of the Interim Valuation Requirement Date requiring such calculation either (A) no longer employees of the Bank or (B) attained age sixty-three (63) and three hundred twenty-five (325) days and Beneficiaries of such Participants and (ii) all Beneficiaries of deceased Participants. The benefits of any Participant (and his Beneficiary) described in clause (i)(B) of the last preceding sentence shall be determined on the basis of the Actuary’s best estimate of such Participant’s benefit at the later of (1) age sixty-five (65) or earlier date of termination of employment with the Bank indicated by such Participant or (2) such Interim Valuation Requirement Date. Present values and liabilities under the Plan shall be determined in a manner consistent with the assumptions applied in annual valuations of the ERP for purposes of the funding requirements under the Act, or if the ERP is no longer being so valued annually (by reason of its termination or otherwise), such assumptions which the CEO determines on the basis of advice from the Actuary would be so applied if the ERP were to be so valued. Also, in computing the Interim Funding Amount, there shall be added an amount equal to an amount estimated by Trustee to be likely to be sufficient to provide for all expenses in administering the Trust and distributing benefits for the sixty months following the relevant Interim Valuation Requirement Date, including reasonable expenses of the Advisory Committee (if then in existence) and of any litigation or other assertion of claims which the Trustee deems to have a higher degree of probability than remote, including (but not limited to) any such litigation or other assertion of claims which the Trustee may institute or assert against the Bank. For purposes of this Section 2.17 and of Section 2,15, the present values of the benefits of all Participants and Beneficiaries shall equal the sum of the present values of the benefits of each Participant (and his Beneficiary) and each Beneficiary of a deceased Participant.

2.18. “Interim Valuation Requirement Date” means the last date of each fiscal year of the Bank.

2.18A. “Minimum Salary Grade” means the salary grade identified as such on Appendix A hereto (as the same may be updated from time to time with the approval of the CEO or his designee), in each case as in effect during the “Effective Period” designated in such Appendix A.

2.19. “Other Pension Benefits” shall mean any benefits the Participant is entitled to receive or has received from any defined benefit plan as defined in Code Section 414(j) which met the qualification requirements of 401(a) of the Code, and is maintained by any former employer of the Participant, other than the predecessor to People’s Bank which maintained the ERP. Such benefits shall exclude benefits payable pursuant to any plan which the Committee or its delegee finds has been funded primarily by contributions of the Participant, provided that such benefits did not accrue under a plan maintained by the Bank or any corporate predecessor of the Bank. Any such benefit shall be converted to a monthly benefit payable in the form of a single life annuity payable at age sixty-five (65) (unless such benefit is actually paid in such form) using the actuarial factors of the former employer’s plan or, if unavailable, the actuarial factors of the ERP and if applicable, shall include the value of the Participant’s benefit assigned under any qualified domestic relations order described in Code Section 414(p).

2.20. “Parent” shall mean People’s United Financial, Inc., a Delaware corporation, or its corporate successor or assigns; and the determination of whether any corporation or other entity is a successor or assign of said People’s United Financial, Inc., for purposes of this Agreement shall be made by the CEO or, in the event there is no then acting CEO, by the Board of Directors of the Bank.

2.21. “Participant” shall mean an Employee or former Employee who meets the eligibility requirements of Article III.

2.22. The “Plan” shall mean this People’s United Bank Enhanced Senior Pension Plan as amended through the date hereof and as it may be amended from time to time hereafter.

2.22A “Plan Benefit” shall have the meaning set forth in Article V hereof.

2.22B. “Plan Death Benefit” shall have the meaning set forth in Section 6.1 hereof.

2.22C. “Plan Voter” shall have the meaning set forth in Section 13.1 hereof.

2.23. “Potential Change in Control” shall be deemed to have occurred under this Plan if (1) the Bank or Parent enters into any agreement the consummation of which would result in the occurrence of a Change in Control, or (2) the CEO declared in writing that, or the Board of Directors of the Bank or Parent adopts a resolution to the effect that, a Potential Change in Control has occurred.

2.24. “Potential Change in Control Period” shall mean the period commencing on the date that a Potential Change in Control occurs and ending upon the earlier to occur of the following: (i) the date of a Change in Control, or (ii) the date it is determined under the provisions of the Trust Agreement the Potential Change in Control Period has ended without the occurrence of a Change in Control.

2.24A. “SRP” shall mean the People’s Bank Supplemental Retirement Plan which was the predecessor to this Plan and to the Cap Excess Plan.

2.25. A Participant’s “Target Amount” shall mean one-twelfth of the excess if any, of (a) fifty percent (50%) of such Participant’s Final Average Salary computed as hereinafter provided over (b) the monthly amount of the Participant’s Other Pension Benefits. If such Participant has completed less than 15 Years of Credited Service the Target Amount shall be reduced at the rate of 1/15 for each Year of Credited Service less than 15 years, giving credit for each day which elapses during the period from the commencement of such Participant’s Credited Service to the date of reference. A Participant’s Final Average Salary shall be computed by disregarding any dollar limitation thereon as required by Section 401(a)(17) of the Code.

2.26. “Trust” shall mean the Trust established and maintained pursuant to the terms of Section 7.1 hereof.

2.27. “Trustee” shall mean the entity then acting as Trustee under the Trust Agreement.

2.28. “Trust Agreement” shall mean the trust agreement described in Section 7.1 hereof.

2.29. “Vote” whether or not capitalized shall mean and include a vote in person or by proxy or execution of a written consent or other document signed by a Participant or Beneficiary authorizing or approving any action (including one or more amendments of this Plan.

ARTICLE III

ELIGIBILITY

3.1. Initial Participants. Each Employee or former Employee who was a participant in the SRP on the day before the Effective Date became a Participant hereunder as of such date, provided he continued to be employed by the Bank on such date.

3.2. Subsequent Participants. Subject to the provisions of Section 3.4 hereof, each other Employee who is such on or after the Effective Date shall become a Participant as of the date he meets both the following requirements:

(a)	has a salary grade equal to or higher than the Minimum Salary Grade; and

(b)	has attained age 50 or older.

3.3. Termination of Participation. Any Employee who becomes a Participant hereunder shall remain such until his Credited Service is terminated and he is no longer entitled to a benefit hereunder.

3.4. Eligibility Freeze. (a) In no event shall any Employee not a Participant prior to, and not employed by the Bank on, August 14, 2006 become a Participant except as provided in the next sentence. In the event any person who was an Employee prior to August 14, 2006 again becomes an Employee and becomes a Participant in, and accrues Credited Service under, the ERP after August 14, 2006, such person shall become for the first time or again a Participant in this Plan upon attaining at least the Minimum Salary Grade (subject, however, to subsection (b) below), provided he is deemed to be in Credited Service in accordance with the provisions of Section 14.1 and provided his Plan Benefit accrued prior to his rehire has not been distributed.

(b) In no event shall any Employee who had not attained the Minimum Salary Grade prior to March 1, 2008 become a Participant regardless of such Employee’s date of employment by the Bank.

ARTICLE IV

VESTING

4.1. Cliff Vesting. A Participant shall become fully vested while in Credited Service in his Plan Benefit, as such term is defined in Article V, upon the earlier of (A) or (B), where (A) is the later of (i) the attainment of age fifty-five (55) or (ii) his completion of 5 Years of Vesting Service, and (B) is his attainment of his Normal Retirement Date. Except as otherwise provided by the provisions of Article VII relating to vesting in the event of a Change in Control or entry by the Bank or Parent into a Change in Control Agreement, in the event a Participant’s Credited Service is terminated prior to his being so vested, his benefits under this Plan shall be forfeited (except in the case of his death to the extent provided pursuant to the provisions of Article VI); provided that, in the event of his rehire and his subsequently becoming vested, his Plan Benefit shall be reinstated and he shall become vested therein.

ARTICLE V

PLAN BENEFIT

5.1. Plan Benefit. A Participant who is vested under Article IV or Article VII on or after the Effective Date and who is an Employee as of that date shall be entitled to receive under the Plan a supplemental benefit (the “Plan Benefit”). Subject to the provisions of the remaining sections of this Article V, the Plan Benefit shall be based on a monthly amount payable in the Single Life Form equal to the excess of (i) over (ii) where:

(i)	is equal to such Participant’s Target Amount, and

(ii)	is equal to the sum of A. plus B. below, where

(A) is equal to the monthly amount of such Participant’s ERP Benefit; and

(B) is equal to the monthly amount of such Participant’s Cap Excess Plan Benefit which for purposes of this Section 5.1 shall have the same meaning as “Plan Benefit” as defined in the Cap Excess Plan.

5.2. No Change in Payment of Plan Benefits in Pay Status prior to December 1, 2008.

Any Benefits under the SRP in pay status prior to January 1, 1995 shall be unaffected by this Article V and shall continue to be payable in accordance with the provisions of the SRP as applicable to such benefits prior to January 1, 1995 and not payable from the Trust; provided, however, that the CEO may (but shall not be required to) either or both (i) cause such benefits to be payable from the assets of the Trust or (ii) direct that the present value of the balance of such Participant’s unpaid benefits be calculated and that such amount be paid to such Participant in a lump sum instead of in accordance with such prior provisions. Such lump sum present value shall be determined on the basis of the 1983 GAM Mortality Tables and an annual interest rate of one percent (1%) plus the average of the yields reported by the Federal Reserve Board in the Wall Street Journal during the second month preceding such date of payment on 10 year U.S. Treasury notes, adjusted for constant maturity, provided no such payment shall be in excess of the accrued liability of the Bank with respect to such benefits, computed in accordance with generally accepted accounting principles.

5.3. Distribution of Benefits to Participants Commencing ERP Benefits Prior to January 1, 2009.

(a) If distribution of a Participant’s Plan Benefit is the result of termination of Credited Service (other than as a result of his death) prior to December 1, 2008, and if the Participant begins receiving benefits under the ERP prior to January 1, 2009, then such Plan Benefit shall be payable in the same form as benefits are payable to such Participant under the ERP, and Plan Benefit payments shall commence at the same time at which payment of such Participant’s ERP benefits begins.

(b) In the event payment of a Participant’s Plan Benefit is payable otherwise than in the Single Life Form commencing on his Normal Retirement Date, the amount of his benefit payments shall be actuarially adjusted by the same percentage reductions as are applied pursuant to the provisions of the ERP.

(c) In the event the Participant terminates his Credited Service prior to December 1, 2008 with a vested benefit hereunder and with vested benefits under the ERP prior to the time benefit payments may commence under the ERP, payment of his Plan Benefits shall commence on the first day of the month following the later of such Participant’s fifty-fifth (55th) birthday or termination of Credited Service or if such termination is after October 3, 2004 the first payroll payment date of the seventh month following termination of such Participant’s Credited Service. Such benefits shall be payable on the basis of the form of benefit payment in which he represents he presently intends having his ERP benefit paid (and the Beneficiary he intends selecting). The amount of Plan Benefits shall be actuarially reduced in accordance with the provisions of the ERP which would be applicable to ERP benefit payments if payment of ERP benefits were allowed to and did commence pursuant to the provisions of the ERP. Upon commencement of payment of his ERP benefits, the amount computed under Section 5.1 (ii)(A) hereof shall be the amount such payments would be if such intended form and Beneficiary were the actual form and Beneficiary under in which and to whom his ERP benefits are payable regardless of the form in which and to whom his ERP benefits are actually payable regardless of whether such Beneficiary is then living.

5.4 Distribution of Benefits to Participants Terminating On or After December 1, 2008. Distribution of all other Plan Benefits (other than those payable after a Participant’s death) shall be made in a lump sum on the first payroll payment date following the latest of (i) January 1, 2009; (ii) the seventh month after the date of termination of a Participant’s Credited Service; or (iii) the month in which the Participant attains age fifty-five (55). Such lump sum shall be equal to the present value of the Plan Benefit computed in accordance with interest assumptions, mortality tables and all other actuarial factors applied under the ERP for purposes of determining present values of ERP benefits under the ERP as of (A) the applicable payment date if the payment date is determined pursuant to clause (i) or (iii) of the preceding sentence, and (B) the date of termination of the Participant’s Credited Service if the payment date is determined pursuant to clause (ii) of the preceding sentence.

ARTICLE VI

DEATH BENEFITS

6.1. Plan Benefits Commence Prior to January 1, 2009. In the event of the death of a Participant whose Plan benefit payments commence prior to January 1, 2009, payment of death benefits under this Plan shall depend on whether benefits under the ERP are payable to such Participant’s Surviving Spouse or other Beneficiary. If no such benefits are payable under the ERP, no death benefits shall be payable hereunder. If such death benefits are payable under the ERP, then death benefits (the “Plan Death Benefit”) shall be payable hereunder (for the same duration and with the same frequency as such ERP death benefits) in an amount equal to the excess of the amount such ERP death benefits would have been had the ERP benefit in the Single Life Form been equal to the sum of the actual ERP benefit in the Single Life Form plus the Plan Benefit hereunder in the Single Life Form over the actual amount of the death benefits under the ERP.

6.2. Plan Benefit Payments to Terminees Not Commenced Prior to January 1, 2009.

(a) In the event of the death of a Participant not described in Section 6.1 whose Credited Service has been terminated after his attainment of age fifty-five (55), but prior to payment of his Plan Benefit, an amount equal to that portion of the amount otherwise payable to him pursuant to the provisions of Section 5.2 shall be payable to his Beneficiary in a lump sum as of the first payroll payment date of the month following the month of the Participant’s death.

(b) In the event of the death of a Participant not described in Section 6.1 whose Credited Service terminates prior to his attainment of age fifty-five (55):

(i) If such Participant subsequently dies prior to attainment of age fifty-five (55), a death benefit shall be payable under this Plan to his surviving spouse or his other Beneficiary only if death benefits are payable to his Surviving Spouse under the ERP. If such death benefits are payable under the ERP, then a death benefit shall be payable hereunder as of the later of (A) the first payroll payment date of the month following the date of such Participant’s death, or (B) the earliest possible date the Participant could have received payments from the ERP. The amount of such death benefit shall be paid in a lump sum, in an amount equal to the present value of the Plan Death Benefit computed in accordance with interest assumptions, mortality tables and all other actuarial factors applied for purposes of determining present values of ERP benefits as of such payment date.

(ii) If such Participant subsequently dies on or after his attainment of age fifty-five (55), but prior to distribution of his Plan Benefit, a death benefit shall be payable under this Plan to his surviving spouse or his other Beneficiary. Such death benefit shall be an amount equal to the amount otherwise payable to him pursuant to the provisions of Section 5.2 and shall be paid as of the first payroll payment date of the month following the month of his death.

6.3. Death of Active Participants After December 31, 2008.

In the event of the death of a Participant after December 31, 2008 and prior to termination of his Credited Service, a death benefit shall be payable under this Plan to his surviving spouse or his other Beneficiary only if a death benefit is payable to his Surviving Spouse under the ERP. If such death benefits are payable under the ERP, then a death benefit shall be payable hereunder as of the later of (A) the first payroll payment date of the month following the date of such Participant’s death, or (B) the earliest possible date the Participant could have received payments from the ERP. The amount of such death benefit shall be paid in a lump sum, in an amount equal to the present value of the Plan Death Benefit computed in accordance with interest assumptions, mortality tables and all other actuarial factors applied for purposes of determining present values of ERP benefits as of such payment date.

6.4. Beneficiaries. Any death benefit hereunder shall be payable to one or more Beneficiaries designated by such Participant on a form authorized by the Committee, signed by such Participant and filed with Human Resources. A Participant may designate a Beneficiary other than a Surviving Spouse even if the only death benefits paid under the ERP are paid as a result of such Participant being survived by a Surviving Spouse. In the absence of any designation of a Beneficiary other than a Surviving Spouse or beneficiary under the ERP, death benefits hereunder shall be paid to the same person or persons entitled to contemporaneous payments under the ERP. In the event a Participant and his spouse or other designated Beneficiary (primary or contingent) die as a result of the same event (whether or not it is possible to determine who was the first to die and die within thirty (30) days of each other), this Plan shall be administered as if the Participant survived his spouse or such other Beneficiary.

6.5. No Other Death Benefits. Except as provided in this Article VI, no benefits under this Plan shall be payable to a Participant’s Beneficiary after such Participant’s death.

ARTICLE VII

TRUST; CHANGE IN CONTROL

7.1. Non-qualified Trust. The Bank has entered into a Trust Agreement with Morgan Guaranty Trust Company as Trustee establishing the Trust. The Trust is intended to provide for the funding of the Bank’s obligation to provide benefits under the Plan and the Cap Excess Plan to the extent provided pursuant to the provisions of Article VII hereof. In the event of Insolvency of the Bank, assets held under the Trust shall be subject to the claims of the general creditors of the Bank under federal and state law as set forth in the Trust Agreement. In the event of such Insolvency, any and all such assets will be available to satisfy the claims of general creditors of the Bank even if all Plan Benefits have not otherwise been provided for and even if all Plan Benefits of Employees who have terminated their Credited Service have not been fully provided for. Nothing herein shall be deemed to prohibit Participants or Beneficiaries from asserting claims for Plan Benefits as general creditors of the Bank. The Bank may cause, subject to and in accordance with, the terms of the Trust Agreement, Plan Benefits to be provided from the assets of the Trust, the general assets of the Bank, or a combination thereof as the Bank may determine to be in the Bank’s best interests. No person eligible for, or entitled to, Plan Benefits hereunder shall have any property, equitable or security rights in any specific assets of the Bank or held as part of the Trust. The obligation to pay all Plan Benefits shall be treated as an item of indebtedness by the Bank to the Participant or Beneficiary, and except as otherwise paid from the Trust, such payments shall be made from the general assets of the Bank. All amounts as may be required to be withheld by any applicable federal, state or local law shall be withheld and remitted as required by any such law and payments made to the Participant or any Beneficiary shall be the net amount after withholding.

7.2. Discretionary Payments to Trust. The Bank, in the sole discretion of the CEO, may at any time, or from time to time, make deposits (in addition to those required pursuant to Section 7.3), of cash or other property acceptable to the Trustee in trust with the Trustee to augment the principal of the Trust, such additions to be held, administered and disposed of by the Trustee as provided in the agreement setting forth the terms of the Trust. Neither the Trustee nor any Participant or Beneficiary shall have any right to compel such additional deposits.

7.3. Mandatory Payments to Trust. Upon a Potential Change in Control or a Change in Control, the Bank shall, as soon as possible, but in no event longer than thirty (30) days following such Potential Change in Control or Change in Control, make a contribution to the Trust of cash or other property acceptable to the Trustee equal in value to the Full Funding Amount. In the event of a Potential Change in Control, the Full Funding Amount shall be recalculated in the event such Potential Change in Control Period extends beyond the required valuation date used in the first or other last subsequent computation made as a result of such Potential Change in Control Period. In the event that the Trustee later determines that provision made in determining the Full Funding Amount for expenses was not adequate, the Bank shall make additional deposits to provide for such expenses as determined by the Trustee from time to time.

(i) No more than sixty (60) days after the last day of each fiscal year of the Bank, the Bank shall:

A.	Cause the Actuary to compute the Interim Funding Amount as of such last day and deliver to the Trustee the Actuary’s certification of such Interim Funding Amount; and

B.	Pay to the Trustee an amount which when added to the value of the Trust Fund as of such last day would result in a sum equal to or greater than such Interim Funding Amount.

(ii) Any Actuary’s certification delivered pursuant to this Section 7.3 may rely on the Trustee’s estimate of expenses to be included in the computation of such Interim Funding Amount

7.4 Full Vesting. Upon entry by Bank or Parent into a Change in Control Agreement or upon a Change in Control, all Plan Benefits of Participants not previously vested shall become fully vested subject to the following provisions of this Section 7.4. In the event of a Change in Control, determination of such Participant’s vested benefits will be made in accordance with Article IV as if such Change had not occurred if such Participant remains in Credited Service at least three years after such Change in Control. In the event of entry into a Change in Control Agreement which does not result in a Change in Control occurring, determination of a Participant’s vested interest shall be made in accordance with the provisions of Article IV, without reference to such Change in Control Agreement unless such Participant terminates his Credited Service before the earliest of: (a) termination of such Change in Control Agreement by its terms or by agreement of the parties thereto; (b) announcement by Bank or Parent is of its determination, whether or not legally justified, that such Change in Control Agreement is terminated or that even if such Change in Control Agreement is not terminated it has determined not to proceed to consummate such Change in Control Agreement; or (c) announcement by any other party to such Change in Control Agreement of its determination, whether or not legally justified, that such Change in Control Agreement is terminated or that it has determined not to proceed to consummate such Change in Control Agreement.

ARTICLE VIII

NONASSIGNABILITY

The Plan is designed to provide payment of Plan Benefits solely for the support of the Participant and, to the extent of any death benefits, such Participant’s beneficiary. No person eligible for or entitled to a Plan Benefit payable hereunder shall have any right, power or authority to assign, sell, transfer, pledge or otherwise encumber, whether by voluntary action or by operation of law, the right to receive such Plan Benefit payment.

ARTICLE IX

ADMINISTRATION

9.1. The Committee. The Plan shall be administered by the Committee. The Committee may delegate its administrative authority to officers or other employees of the Bank, provided that no such delegate shall determine his own benefits hereunder. The Committee shall have complete and discretionary authority to determine eligibility and the amount of benefits payable under the Plan and to otherwise construe, interpret and apply the provisions of the Plan and its determinations shall be conclusive on the Bank, its employees and any other person claiming any benefit under the Plan. Notwithstanding the foregoing provisions of this Section 9.1, any determination made by the Committee upon or after a Change in Control or during a Potential Change in Control Period shall be binding only if accepted by the Participant or Beneficiary of a deceased Participant; and to the extent not so accepted, such determination of the Committee shall be of no effect and given no weight and such Participant or Beneficiary shall have his rights determined in accordance with the procedures of any of the provisions of the Trust Agreement, and the Bank shall pay to the Trustee any funds necessary to provide such benefits as so determined.

ARTICLE X

CLAIMS PROCEDURE

10.1. General.

(a) If a Participant or Beneficiary disagrees with the computation of the benefits to which he is entitled under the Plan and wishes to claim benefits or additional benefits, he must file his claim in writing or electronically with the Committee. The Committee may act as the Claims Officer as hereinafter provided or may designate a member of the Committee or one or more other individuals who may (but shall not be required to) be a Participant or other Employee. If no claim is received by the Committee within 60 days after the claimant receives notice of his benefits, no claim will be permitted and the Claims Officer’s determination shall be final.

The claimant may designate any other person, at his own expense, to act on his behalf in pursuing a benefit claim or appealing the denial of a benefit claim. The term “claimant” as used in this claims procedure includes any other person he designates to represent him as well as after his death, his beneficiary.

When a claim for benefits is made under the Plan, the Claims Officer is required to notify the claimant within 90 days after the claim is received if the claim for benefits has been denied. In special cases where the Claims Officer needs more time to decide, the Claims Officer may notify the claimant in writing or electronically prior to the end of the initial 90 day period and may take up to 90 additional days.

(b) If the claim is denied in whole or in part, the Claims Officer will send to the claimant a written or electronic notice including:

(i) one or more specific reasons for the denial;

(ii) specific reference to the Plan provisions on which the denial is based;

(iii) a description of any additional material or information that would be necessary to perfect the claim and an explanation of why such material or information is necessary;

(iv) information regarding what steps should be taken if the claimant wants to submit a request for review; and

(v) a description of the Plan’s review procedures and the time limits applicable to the procedures including a statement of the claimant’s rights to bring a civil action under Section 502(a) of ERISA following a determination upon completion of claimant’s appeal adverse to claimant’s position.

(c) If the claim for benefits is denied, the claimant may file an appeal in writing or electronically with the Committee.

(i) the written claim for review must be filed with 60 days after the claimant has received the notice described above that the claim was denied. If a written claim for review is not filed within 60 days after the claimant receives the notice that the claim was denied, the claimant is deemed to have accepted the Claims Officer’s decision.

(ii) The claimant may submit written comments, documents, records and other information relating to claimant’s claim for benefits.

(iii) The claimant will be provided upon request and free of charge reasonable access to, and copies of, all documents, records, and other information relevant to claimant’s claim.

(iv) The Committee will take into account all comments, documents, records and other information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) After receiving a request for review, the Committee will review the claim within 60 days and will give the claimant a written or electronic notice of its decision, which is final. In special cases where the Committee needs more time to decide, the Committee will notify the claimant in writing prior to the end of the initial 60 day period and may take up to 60 additional days. If the Committee denies the claim, the notice will include:

(i) one or more specific reasons for the denial;

(ii) specific reference to the Plan provisions on which the denial is based;

(iii) a statement that the claimant is entitled to receive upon request and free of charge reasonable access to, and copies of, all documents, records, and other information relevant to claimant’s claim for benefits; and

(iv) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

(e) Notwithstanding any other provisions of this Plan to the contrary, the terms of Subsections (a), (b) and (c) of this Section 10.1 shall apply until such time as the Committee shall adopt revised claims procedures; provided, however, that the Committee may make any such revisions in such procedures as it deems necessary to assure compliance with the applicable provisions of Section 503 of the Act and the regulations thereunder.

(f) any person whose claim has been denied in whole or in part must exhaust the administrative review procedures provided in this Section 10.1, including any revisions made in accordance with subsection (d) hereof prior to initiating any claim for judicial review.

(g) Any action taken or omitted by any fiduciary with respect to the Plan, including any decision, interpretation, claim denial or review on appeal, shall be conclusive and binding on all interested parties and shall be subject to judicial modification or reversal only to the extent it is determined by a court of competent jurisdiction that such action or omission was arbitrary and capricious and contrary to the terms of the Plan.

10.2. Change in Control. During a Potential Change in Control Period or upon or after a Change in Control, a Participant or Beneficiary at his election may determine at any time not to follow or to cease following the procedures set forth in this Article X, and to assert and enforce any claims under the Plan without regard to the provisions of this Article X, including enforcing any remedies in accordance with the provisions of the Trust Agreement.

ARTICLE XI

AMENDMENT AND TERMINATION

11.1. General. The Committee may amend the Plan from time to time; provided, however, that no such amendment shall have the effect of reducing any vested benefit under the Plan.

11.2. Minimum Benefit. Further, no Participant who was a participant in the SRP as of the day before the Effective Date shall receive a Plan Benefit which, when added to the plan benefit to which he is entitled under the Cap Excess Plan is of lesser actuarial value than the Plan Benefits such Participant would have received under the SRP had the SRP Plan not been amended as of the Effective Date based on the lesser of his Final Average Salary as of the earlier of the date of termination of his Credited Service or the Effective Date or her or his actual Final Average Salary.

11.3. Change in Control. Notwithstanding the provisions of Section 11.1, an amendment to Section 7.3 hereof or the definitions of Change in Control, Potential Change in Control or Potential Change in Control Period or eliminating or reducing the rights or authority of the Advisory Committee provided by Article XIII hereof may be made only in the event it is approved by the vote then required for amendment to Change in Control provision pursuant to Section 14 of the Trust Agreement and an amendment changing the definition of Interim Funding Amount or Interim Valuation Requirement Date may be made only in the event it is approved by the vote of sixty-five percent (65%) of all Participants not employed by the Bank at the time of such vote.

11.4. Termination. The Bank reserves the right to terminate the Plan at any time with the approval of all Participants. Further, the Bank may cease all further benefit accruals. However, except as may be required pursuant to any applicable federal, state or local law, or as approved in writing by all Participants and Beneficiaries of deceased Participants with unpaid Plan Benefits, any Plan Benefit then accrued shall remain payable in accordance with the terms of the Plan to the extent then accrued, and the Bank’s obligations under Article VII and the Trust Agreement shall remain in full force and effect with respect to all Plan Benefits accrued as of such date.

ARTICLE XII

CONSTRUCTION

12.1. Governing Law. The Plan shall be administered in accordance with the laws of Connecticut, to the extent applicable, and not preempted by any other applicable federal law.

12.2. No Employment Contract. Nothing in the Plan shall be construed to confer upon any person any legal right to be continued as an employee of the Bank. The Bank expressly reserves the right to discharge any employee whenever the interest of the Bank in its sole judgment may so require without any liability on the part of the Bank. The Bank shall be the Plan Administrator of the Plan.

12.3. FDIC Restrictions. It is intended that the Plan be and remain a bona fide deferred compensation plan for purposes of Section 18(k) of the Federal Deposit Insurance Act and Part 359 of Federal Deposit Insurance Corporation (“FDIC”) regulations, including FDIC Reg § 359.1(d) and the terms of the Plan shall be so construed in the event of any ambiguity.

12.4. Other Contracts. The benefits payable under the Plan shall not be limited by the provisions of any other agreement entered into by the Bank and any Participant prior to the Effective Date relating to payments in the event of Change in Control; but benefits under such other agreement may, if any such other agreement so provides, be reduced as a result of benefits payable under the Plan.

12.5. Successors and Assigns. The provisions of this Plan shall be binding upon and inure to the benefit of the Bank and its successors and assigns, and references to the Bank herein shall include its successors and assigns. References to Parent shall include its successors and assigns.

12.6. Pronouns. Unless the context clearly indicates otherwise, pronouns of one gender or number may refer to subjects or objects of a different gender or number.

12.7. Code Section 409A. From and after October 4, 2004 this Plan is intended to meet the requirements of Section 409A of the Code and shall be construed whenever possible in a manner which will result in the Plan being and the Trust being in compliance therewith and which will not subject any Participant to any additional taxes or penalties pursuant to such Section 409A.

12.8. Headings. The headings of Articles and Sections are included solely for convenience of reference. If there is any conflict between such headings and the text of the Plan, the text shall control.

ARTICLE XIII

ADVISORY COMMITTEE

13.1. Advisory Committee. During a Potential Change in Control Period or upon or after a Change in Control, a majority of Plan Voters at any time, and from time to time, may appoint an Advisory Committee to monitor and represent the interests of the Plan Voters and the Beneficiary of any deceased Participant with respect to the Plan, the Cap Excess Plan and the Trust. The Advisory Committee shall be composed of one to three individuals, some or all of whom may (but none of whom shall be required to) be Plan

Voters. The Advisory Committee shall act by majority vote unless it unanimously agrees otherwise and shall otherwise adopt its own procedures which may include authorizing one member thereof to act for the Advisory Committee. Any member of the Advisory Committee may resign by giving written notice to the other members thereof, or, if he is the sole member, to a majority or all of the then Plan Voters. Any member may be removed by action of a majority of Plan Voters, and additional members, including replacement of any resigned, removed or deceased member may be designated by action of a majority of Plan Voters. All actions by any Participant shall be in a writing signed by such Participant. A Participant may sign a single writing effectuating removal and replacement. For purposes of this Section 13, the term “Plan Voters” shall mean each individual who is a Participant in this Plan or a participant in the Cap Excess Plan (as determined in accordance with the provisions of the Cap Excess Plan) exclusive of any such person whose benefits are not included in the computation of the Full Funding Amount; and each such individual shall for purposes of this Section 13 have one vote even if he is a Participant in both such plans, but excluding (a) after a Change in Control any person who was not a Plan Voter prior to the earlier of such Change in Control or the beginning of the Potential Change in Control Period ending with such Change in Control and (b) during a Potential Change in Control Period any person not a Plan Voter prior to the beginning thereof.

13.2. Purpose and Duties. The purpose of the Advisory Committee shall be to disseminate information concerning the Plan, the Cap Excess Plan and the Trust to Plan Voters and Beneficiaries of deceased Plan Voters, to gather information and data concerning, and otherwise investigate, inquiries, controversies, or disputes deemed reasonable by the Advisory Committee and raised by any Participant or any such Beneficiary, to discuss such matters with the CEO of the Bank or members of the Board, or of the Human Resources Committee of the Board, the Actuary or the Trustee, and to take any action authorized under the Trust Agreement with respect to any such inquiries, controversy or dispute which it, in its discretion, deems reasonable to protect the legitimate interest of any Participant or Beneficiary, and monitor and report to Plan Voters and Beneficiaries of deceased Plan Voters with respect to litigation or arbitration proceedings under the Plan. The Advisory Committee may (but shall not be required to) negotiate on behalf of any Plan Voter or Beneficiary of a deceased Plan Voter; provided, however, that in no event shall the Advisory Committee be deemed authorized to institute any legal or arbitration proceedings hereunder or enter into any agreement purporting to settle or limit the rights of any Participant or Beneficiary under the Plan or in or to the Trust or its assets. Nothing herein shall prohibit a Participant or Beneficiary of a deceased Participant individually or with others (whether or not as a class action) from instituting legal or arbitration proceedings to enforce his own rights under the Plan while the Advisory Committee is negotiating pursuant to the provisions of this Section whether or not such Participant or Beneficiary is a member of the Advisory Committee.

13.3. Rights. Without request or demand the Advisory Committee shall be entitled to all reports, information, and data to which the Bank is entitled (without request or demand) under the Trust Agreement and any other reports, information, or data received by the Bank from the Trustee or the Actuary. The Bank shall give the following written notices to the Advisory Committee (which the Advisory Committee may waive if deemed in the best interest of Plan Voters): (i) twenty (20) days prior to the payment of any benefits or other sums from the Trust, other than monthly benefit payments and Trustee fees and expenses in operations of the Plan or the Cap Excess Plan, the amount to be so paid, the computation thereof, and the amount of any benefits under the Plan or the Cap Excess Plan and Trustee fees and expenses to be paid from the Bank’s general assets; (ii) no later than five (5) days after making any contribution to the Trust, the amount of such contribution and the Actuary’s certification and detailed computations on the basis of which the determination of such amount was made; (iii) any amendments proposed to be made to the Trust Agreement twenty (20) days prior to the Bank’s requesting from Participants a Qualified Vote or a Super Qualified Vote (as those terms are defined therein); (iv) within five (5) days after any substitution of Trust assets by the Bank; (v) at least twenty (20) days before any change in investment policy is made by the Committee or other authorized body under the Trust Agreement; and (vi) twenty (20) days after the close of each calendar quarter, a report of all contributions to and payments from, the Trust Fund during such quarter. The Advisory Committee, or a person designated by it, may vote on behalf of any Participant who so authorizes it or a delegate chosen by it to vote on behalf of such Participant pursuant to any provision of the Trust Agreement. Acquiescence or inaction by the Advisory Committee shall not be deemed to be approval or consent and in any event shall in no way bind or limit the rights of Participants or Beneficiaries of deceased Participants.

ARTICLE XIV

CREDITED SERVICE AND ADOPTION BY AFFILIATES

14.1. Credited Service.

For purposes of applying the provisions of this Plan “Credited Service” shall have the same meaning as under the ERP subject to the modifications provided in this Article XIV.

(a) The Credited Service of a Participant shall terminate upon his termination of service with the Bank (except as provided in Section 16.3), but such termination of service shall be determined in accordance with the following rules: A period of a leave of absence for military leave, or sick leave or other bona fide leave of absence shall constitute Credited Service for only a period of six (6) months or, if longer, as long as such Participant’s right to reemployment is guaranteed by statute or contract, and unless such Participant returns to actual Credited Service upon the expiration of such six (6) month or longer period such Participant’s Credited Service shall terminate upon such expiration or his earlier death or resignation. In order to constitute a bona fide leave of absence, there must be a reasonable expectation that the Participant will return to perform services for the Bank.

(b) A Participant shall be deemed to have a termination of Credited Service in the event his hours of service as an employee or independent contractor are permanently reduced to less than 50% of his average hours of service during the preceding 36 months (or if employed as an employee or independent contractor by the Bank or any member of an affiliated group less than 36 months, during such shorter period)

(c) A Participant shall not be deemed to have had a termination of Credited Service if he is employed by the Bank or any member of an affiliated group as an employee or independent contractor 50% or more of his average hours of service during the preceding 36 months (or if employed as an employee or independent contractor by the Bank or any member of an affiliated group less than 36 months, during such shorter period).

(i) Absence for military service under leave of absence granted by the Bank or when required by law, provided he returns to service as an employee of the Bank or an affiliated employer described in Section 14.2 within ninety (90) days of his release from active military duty or any longer period during which his right to re-employment is protected by law.

(ii) Lay off not in excess of two (2) years until employment is terminated either by the employee or the Bank or an affiliated employer described in Section 14.2.

(d) Credited Service shall not be deemed terminated by the first twenty-four (24) consecutive months of a maternity or paternity leave of absence. For purposes of this paragraph, a “maternity or paternity leave of absence” means an absence (i) by reason of the pregnancy; (ii) by reason of the birth of a child of an employee; (iii) by reason of the placement of a child with the an employee in connection with the adoption of the child by such employee; or (iv) for purposes of caring for such child for a period beginning immediately following such birth or placement. The Committee may, in its discretion reasonably require an employee to furnish timely information to establish that an absence from work is a maternity or paternity absence and the number of days for which there was such an absence.

14.2. Employment in Affiliated Group.

Once a person is actually an employee of the Bank (without reference to the provisions of this Section), employment by any member of an affiliated group shall be deemed employment by the Bank for purposes of determining whether he remains in Credited Service. The term “member of an affiliated group” shall include each and all of the following: (i) any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code), which group includes the Bank; (ii) any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Bank; (iii) any organization (whether incorporated or not) which is a member of affiliated service group (as defined in Section 414(m) of the Code) which includes the Bank; and (iv) any other entity required to be aggregated with the Bank pursuant to Regulations under Section 414(o) of the Code.

14.3 Adoption By Affiliates

(a) With the consent of the committee and upon recommendation of the Administrative Committee, this Plan may be adopted by any corporations or trade or businesses or other organizations or entities included in the definition of “member of an affiliated group” set forth in Section 14.2. Separate accounts shall be maintained with respect to all contributions made by such adopting employer. Such adopting employer shall be solely responsible for any contributions required with respect to compensation paid by such adopting employer unless otherwise agreed by the Bank. In the event that any such amounts are paid by the adopting employer to fund its obligations into any trust described in Article VII such amounts shall be subject to the claims of creditors of the Bank in accordance with the terms of Section 7.1 and with respect to such amounts so paid by such adopting employer, the terms of Section 7.1 shall be construed as if the term “the Bank” refers to “either the Bank or such adopting employer”. Further the provisions of Section 7.2 and 7.3 shall with respect to the adopting employer be construed as if the terms “the Bank” were referring to such adopting employer. In the event that the Bank and/or one or more adopting employers shares in payment of compensation to any Participant, the contributions shall be required hereunder shall be allocated by them in proportion to the total compensation paid by all of them to such Participant unless the Bank and such other payors otherwise agree.

(b) Notwithstanding any other provision of the Plan only individuals who are employed by the Bank (determined without reference to the provisions of this Article XIV) shall be deemed to be employees of the Bank for purposes of determining who is a Plan Voter, and no Participant who has never been an employee of the Bank shall be taken into account in determining whether there is a sufficient Participant approval to make any amendment for which Participant approval is required pursuant to Section 11.3 or 11.4.

(c) Any adopting employer may withdraw from the Plan or terminate the Plan as to its employees and shall do so upon 60 days notice so to do from the Bank, and to the extent permissible any amounts in such Trust attributable to contributions by such adopting employer shall be paid to such adopting employer or its designee. No distributions from such Trust (a) to pay for Plan benefits earned from an adopting employer shall be paid except to the extent such funds are attributable to the contributions of such adopting employer and no Trust funds so applicable shall be used to pay for benefits not attributable to service to such affiliated employer.

(d) Unless specifically provided in a writing signed by the Bank, service to such affiliated employer prior to the time of the adoption of the Plan by such affiliated employer shall not be counted for purposes of eligibility, vesting or benefit accrual notwithstanding any other provisions of this Plan.

IN WITNESS WHEREOF, the Bank acting by its undersigned officer, duly authorized, hereby executes this First Amended and Restated People’s United Bank Enhanced Senior Pension Plan effective as of January 1, 2008.

PEOPLE’S UNITED BANK

By:
Robert E. Trautmann
Executive Vice President and
General Counsel

Appendix A

to

People’s United Bank Enhanced Senior Pension Plan

Effective Period
Minimum Salary Grade	Began	Ended
Grade 10	Effective Date	15-Feb-2004
Grade 65O	16-Feb-2004	26-Oct-2008
Grade 65	27-Oct-2008	N/A